BUSINESS CONSULTING AGREEMENT

AGREEMENT made this January 1, 2007 between Nice Enterprise Trading H.K. Co., Ltd., a company incorporated in Hong Kong whose business address is at Dabao Industrial Zone, Xiangzhi Town, Shishi City, Fujian, China (“the Corporation”) and Yorkshire Capital Limited, a Hong Kong corporation whose principal office is at Suite 4703, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong (“the Consultant”).

RECITALS

It is the desire of the Corporation to engage the services of the Consultant to perform for the Corporation certain consulting services for the Corporation as an independent contractor and not as an employee.

It is the desire of the Consultant to consult with the Board of Directors, the officers of the Corporation, and certain other management personnel, and to undertake, for the Corporation, consultation as to the strategic development of the Corporation.

AGREEMENT

Term

1.
The respective duties and obligations of the parties hereto shall be for a period up to the completion of public listing exercise or for a period of 12 months commencing on the date hereof, whichever is earlier, and may be terminated by either party by giving sixty (60) days written notice to the other party.

Business Consulting Services

2.	The Consultant will perform, or subcontract others to perform, the following responsibilities:-

(a)	To educate the Corporation on the public listing of the Corporation in the U.S. or other foreign securities markets;

(b)
To assist the Corporation in the preparation, translation and review of documentation and information necessary for a reverse merger exercise (“Listing”) and other corporate documents for filing with the SEC;

(c)	To assist the Corporation in preparing and reviewing documents related to the fund raising exercise, if any, during the Listing exercise;

(d)	To assist the Corporation in any other restructuring that may be necessary for the Listing;

(e)
To recommend professionals such as financial institutions, securities attorneys, accountants, or public relations professionals to assist the Corporation with its listing exercise and shall act as a coordinator in working with such professionals;

(f)	To assist the Corporation in preparing corporate information for road show;

(g)	To organize and participate in the road show of the Corporation in the United States.

Compensation for the Consultant

2.	The Corporation agrees to compensate the Consultant as follows:-

(a)	a fee equal to US$600,000 or 3% of gross proceeds raised during the Listing of the Corporation, whichever is the lower, and

(b)
upon completion of the Listing, for nominal consideration, 3-year warrants to purchase approximately 6% of the number of securities sold for the fund raising. These warrants are expected to be exercisable any time at a price equal to 130% of per unit offering price for the placement, on a net-issuance or cashless basis, and will have registration rights similar to the registration rights afforded to investors for the fund raising.

Company Information; Confidentiality

3.
The Corporation recognizes and confirms that, in advising the Corporation and in fulfilling its engagement hereunder, the Consultant will use and rely on data, material and other information furnished to the Consultant by the Corporation. The Corporation acknowledges and agrees that in performing its services under this engagement, the Consultant may rely upon the data, material and other information supplied by the Corporation without independently verifying the accuracy, completeness or veracity of same. The Consultant shall not be responsible for the accuracy, completeness or veracity of all those data, material and information provided by the Corporation. In addition, in the performance of its services, the Consultant may look to such others for such factual information, economic advice and/or research upon which to base its advice to the Corporation hereunder as the Consultant shall in good faith deem appropriate.

Except as contemplated by the terms hereof or as required by applicable law, the Consultant shall keep confidential all non-public information provided to it by the Corporation, and shall not disclose such information to any third party without the Corporation’s prior written consent, other than such of its employees and advisors as the Consultant determines to have a need to know.

Indemnification

4.
The Corporation shall indemnify and hold harmless the Consultant against any and all liabilities, claims, lawsuits, including any and all awards and /or judgments to which it may become subject under any jurisdictions arising out of or are in connection with the services rendered by the Consultant or any transactions in connection with this agreement, except for any liabilities, claims and lawsuits (including awards and/or judgments), arising out of willful misconduct or willful omissions of the Consultant. The decision of whether the liabilities, claims and lawsuits are caused by the Consultant’s willful misconduct or willful omissions shall be determined by governing judiciary. In addition, the Corporation shall also indemnify and hold harmless the Consultant against any and all reasonable costs and expenses, including reasonable counsel fees, incurred relating to the foregoing.

The Consultant shall give the Corporation prompt notice of any such liability, claim or lawsuit which the Consultant contends is the subject matter of the Corporation’s indemnification and the Corporation thereupon shall be granted the right to take any and all necessary and proper action, at its sole cost and expense, with respect to such liability, claim and lawsuit, including the right to settle, compromise and dispose of such liability, claim or lawsuit, excepting therefrom any and all proceedings or hearings before any regulatory bodies and/or authorities.

Termination

3.	Notwithstanding the term of this agreement (as set forth in paragraph 1), this agreement shall terminate on the occurrence of any of the following:-

(a)	The bankruptcy, receivership or dissolution of either party to this agreement.

(b)	The purchase of the Corporation in its entirety by another corporation.

(c)	The merger of the Corporation with another company, unless the Corporation is deemed to be the surviving company.

In the event of termination pursuant to this paragraph, any amounts due and payable to the Consultant and the conditional benefits entitled by the Consultant shall become immediately due and payable.

Applicable Law

4.	This agreement shall be construed under and in accordance with the laws of Hong Kong and all obligations of the parties created hereunder are performable in Hong Kong.

CORPORATION	CONSULTANT

Nice Enterprise Trading H.K. Co., Ltd.	Yorkshire Capital Limited